Exhibit 99.1

4900 West 78th Street Bloomington, MN 55435	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

Contact:	For Release February 16, 2005

Stan Piekos, CFO (952) 259-1672 Stan.Piekos@AugustTech.com

August Technology Reports Increased Revenues, Orders and Record Backlog
in Fourth Quarter 2004 Results

Front-End All-Surface Macro Defect Inspection Orders Drive Record Backlog

Minneapolis, February 16, 2005 – August Technology Corporation (NASDAQ: AUGT), a leading provider of automated inspection solutions for the microelectronic industries, today reported revenues of $16.7 million during the fourth quarter ended December 31, 2004, an increase of 7% from the previous quarter and 16% from the fourth quarter of 2003.  Gross margin in the fourth quarter was 54.3% compared with gross margin of 47.2% in the third quarter of 2004 and 53.3% in the fourth quarter of 2003.  Gross margin in the third quarter of 2004 was lower primarily due to the write-off of $870,000 of obsolete WAV inventory as the Company consolidated its probe mark inspection capability on the NSX Series.  Third quarter 2004 gross margin adjusted to eliminate the effect of the WAV inventory write-off was 52.8%.

The Company’s net loss of $0.02 per share in the quarter compared favorably to the net loss of $0.14 per share in the third quarter of 2004.  During the fourth quarter of 2003, the Company reported net income of $0.06 per diluted share.

Other highlights:

•                  2004 revenues increased 70% over 2003, out performing the industry for the 8th consecutive year.

•                  Revenues from front-end sales increased to 44% of 2004 revenues compared to 21% in 2003, and came from over 20 different customers.

•                  Quarterly revenues increased 7% sequentially, exceeding prior guidance.

•                  Order backlog as of December 31, 2004 increased 49% from the prior year, resulting in record backlog of $28.4 million.

•                  Fourth quarter orders exceeded revenues, growing 40% sequentially.

•                  Cash and marketable debt securities were $50.4 million as of December 31, 2004, representing more than 50% of total assets.

In 2004, revenues increased 70% to $68.4 million compared to $40.3 million in 2003.  Gross margin in 2004 was 53.4% compared to 54.6% in 2003.  The Company’s net income per diluted share increased to $0.04 per share in 2004 from a net loss of $0.16 per share in 2003.

“Fourth quarter revenues were driven by the re-initiating of installations at our back-end or final manufacturing customers,” commented Jeff O’Dell, August Technology’s chairman and CEO.  “During the fourth quarter, orders increased significantly over third quarter primarily driven by new front-end all-surface macro inspection business.”

O’Dell concluded, “Our expectation is for flat to 10% revenue growth in the first quarter of 2005. We enter 2005 with a record backlog and expect to outperform the industry again in 2005 based on our increased front-end wafer processing market penetration.”

August Technology will provide a live conference call with senior management, today at 11:00a.m. EST/10:00a.m. CST, to discuss fourth quarter and 2004 year-end financial performance.  If you would like to participate, please call (719) 457-2601 prior to the start time and use participant code 6465369.  A webcast of the conference call will also be available live via the Internet on August Technology’s web site at www.augusttech.com and archived for replay beginning on Thursday February 17, 2005.  To listen to the call live, visit the web site at least fifteen minutes beforehand to download and install any necessary audio software.

About the Company: August Technology’s automated inspection, metrology and data analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market.  With the first all-surface advanced macro inspection solution, August Technology has incorporated frontside, backside and wafer edge inspection in a single system.  Following detection August Technology’s decision tools correlate the defect data across surfaces and provide the comprehensive information necessary for device manufacturers to make process-enhancing decisions.  Headquartered in Bloomington, Minnesota, August Technology supports its customers with a worldwide sales and service organization.  Additional information can be found on the company’s web site at www.augusttech.com.

Forward-Looking Statements: This release contains forward-looking statements regarding our expectation to outperform the industry again in 2005 and our expectation for flat to 10% revenue growth in first quarter of 2005.  These forward-looking statements involve risks and uncertainties which may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to: (i) no continuing improvement, or a deterioration in general economic conditions and in the semiconductor and/or microelectronic industries; (ii) pre-order sales activities not resulting in orders, or customers delaying or canceling orders in backlog; (iii) loss of potential sales to competitors based on pricing, product features or other factors; (iv) lack of customer acceptance in the upcoming quarters of the Company’s newer products including the AXi Series, E20, B20, NSX-105 or VersaScope that were or are planned to be shipped to them; (v) failure of our recently completed and current product development efforts to meet customer needs and expectations including driving down their costs and time-to-market; and (vi) unanticipated costs and expenses which increase operating costs.  Please refer to additional risk factors stated in August Technology’s Form 10-K filed with the SEC on March 1, 2004.  August Technology does not assume any obligation to update the forward-looking information contained in this press release.

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AUGUST TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003

Net revenues	$16,672	$14,318	$68,443	$40,323
Cost of revenues	7,621	6,687	31,925	18,290
Gross profit	9,051	7,631	36,518	22,033

Selling, general and administrative expenses	6,017	4,131	22,798	14,359
Research and development expenses	3,509	2,633	13,561	10,430
Operating income (loss)	(475)	867	159	(2,756)

Interest income	253	160	847	407
Other income	27	—	73	—

Income (loss) before provision for income taxes	(195)	1,027	1,079	(2,349)
Provision for income taxes (1)	177	—	277	—
Net income (loss)	$(372)	$1,027	$802	$(2,349)

Net income (loss) per share:
Basic	$(0.02)	$0.06	$0.05	$(0.16)
Diluted	$(0.02)	$0.06	$0.04	$(0.16)

Weighted average shares outstanding:
Basic	17,815	17,171	17,755	14,381
Diluted	17,815	18,291	18,211	14,381

(1)               Due to the level of historical operating losses, the Company began to record a valuation allowance against deferred tax assets in the second quarter of 2002, and continues to do so at December 31, 2004.  As a result, the Company did not reflect a provision for income taxes during the year ended December 31, 2003.  The Company has recorded a provision for income taxes of $277 during the year ended December 31, 2004 primarily to provide for foreign and alternative minimum taxes.

AUGUST TECHNOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents (1)	$5,518	$10,027
Short-term marketable debt securities (1)	32,616	43,528
Accounts receivable, net	8,603	4,094
Inventories	20,131	11,651
Inventories at customers under purchase orders	3,993	2,293
Prepaid expenses and other current assets	2,306	1,631
Total current assets	73,167	73,224

Property and equipment, net	5,994	3,141
Long-term marketable debt securities (1)	12,288	10,295
Purchased technology, net	3,703	1,179
Goodwill	498	498
Other assets	150	610
Total assets	$95,800	$88,947

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,366	$5,409
Accrued compensation	1,691	1,146
Other accrued liabilities	2,306	1,414
Customer deposits and deferred revenues	6,841	2,436
Total current liabilities	14,204	10,405

Other non-current liabilities	131	65
Total liabilities	14,335	10,470

Shareholders’ equity:
Common stock, no par value	90,347	88,086
Undesignated capital stock, no par value	—	—
Deferred compensation related to stock options	—	(49)
Accumulated deficit	(8,776)	(9,578)
Accumulated other comprehensive income (loss)	(106)	18
Total shareholders' equity	81,465	78,477

Total liabilities and shareholders' equity	$95,800	$88,947

(1) Total cash and marketable debt securities	$50,422	$63,850

AUGUST TECHNOLOGY CORPORATION
SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA
(In thousands)
(Unaudited)

	Year Ended December 31,
	2004	2003
Cash flows from operating activities	$(7,843)	$3,847

Cash flows from investing activities	1,158	(39,478)

Cash flows from financing activities	2,187	43,766

Effect of exchange rates on cash and cash equivalents	(11)	(3)
Net increase (decrease) in cash and cash equivalents	$(4,509)	$8,132